Exhibit 99.1
 Waytronx Closes $8.0 million Credit Facility
with Wells Fargo Capital Finance

Company replaces $4.0 million Three-Year Term Note

TUALATIN, Ore. – August 31, 2010 – Waytronx, Inc. (OTCBB: WYNX), a platform company dedicated to the acquisition, development, and commercialization of new, innovative technologies, along with its wholly owned subsidiaries, CUI, INC., a provider of electromechanical components and CUI-Japan, its Japanese subsidiary, and Comex Electronics, a partially owned (49%) Japanese subsidiary, today announced that it has closed and funded a $4.0 million Term Note with the Business Credit division of Wells Fargo Capital Finance, part of Wells Fargo & Company. (NYSE: WFC). This note completes the funding of an $8.0 million credit facility with Wells Fargo Capital Finance and ends the company’s relationship with The Commerce Bank of Oregon. By successfully completing the credit facility with Wells Fargo Capital Finance, the company has replaced its banking relationships with both Key Bank and the Commerce Bank of Oregon and is now in full compliance with all relevant financial covenants.

As explained by the company’s President & CEO, William Clough, “The company certainly appreciates our three-year relationship with The Commerce Bank of Oregon; their efforts and support enabled us to acquire CUI and begin our move to a technology licensing business model – The help and assistance provided by Commerce Bank and its personnel was invaluable to our continued success and we offer them our thanks.”
As discussed in an earlier press release (August 3, 2010), the move to Wells Fargo Capital Finance is part of a larger strategy by Waytronx to:

     Re-structure all of its corporate debt;
     Replace its Key Bank line-of-credit;
     Replace its Commerce Bank of Oregon term note; and,
     Maintain full compliance with all financial covenants.

“The move to Wells Fargo Capital Finance and the resulting savings in interest, coupled with our recent retirement of $9,200,000 in debt, significantly improves our balance sheet and allows the company to continue its focus on product sales and operational efficiencies,” Clough continued.

“We intend to persist in our efforts to identify, acquire, license, and commercialize proprietary technologies like the AMT Encoder, the Digital Power Modules, SEPIC-fed BUCK converter technology, and the GasPT2 natural gas metering device. These efforts and the savings we have realized through this new relationship with Wells Fargo should continue to produce positive results in both revenue growth and increased shareholder value through 2010 and beyond,” concluded Clough.

“After working with the highly experienced senior management team at Waytronx, Inc., we are excited to provide a credit facility that will enable the company to better support its growth,” said Kevin Cox, vice president at Wells Fargo Capital Finance. “Waytronx is a premier innovator in its space, and we look forward to a long relationship with the company.”

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is developing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others, utilizing its patented WayCool™/WayFast™ hybrid mesh architecture. In addition, through its acquisition of CUI in May 2008, Waytronx has developed the infrastructure, expertise, and platform necessary to acquire, develop, and commercialize new technologies. For its part, CUI is a solutions provider of electromechanical components and industrial controls for OEM manufacturing. Since its inception in 1989, CUI has been delivering quality products, extensive application solutions, and superior personal service. CUI’s solid customer commitment and honest corporate message are a hallmark in the industry.

Waytronx also holds CUI-Japan as a wholly owned subsidiary and Comex Electronics as a partially owned subsidiary (49%). CUI-Japan and Comex are Japanese solutions providers of electromechanical components and industrial controls for OEM manufacturing. For more information, please visit www.waytronx.com and www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.
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Media Contact:	Investor Relations:
Maggie Lefor	Fred Schultz
CUI	760-429-7775
503-612-2300	760-855-8880
info@waytronx.com	fschultz@waytronx.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc. Other names and brands are the property of their respective owners